UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 9, 2014
Universal Technical Institute, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31923	86-0226984
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16220 North Scottsdale Road, Suite 100, Scottsdale, Arizona		85254
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	623-445-9500
Not Applicable
______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2014, Universal Technical Institute, Inc. (the "Company") amended its Severance Plan (the "Plan") to provide severance pay and outplacement services to eligible Senior Vice Presidents ("SVP") of the Company in the event the SVP is terminated by the Company without Cause (as defined in the Plan). The Plan may be amended or terminated at any time by the Company's Board of Directors or its designated committee.

If the Company were to terminate the employment of an eligible SVP without Cause, the executive would be entitled to receive cash severance equal to the SVP’s annual base salary at the highest rate in effect during the 12 months immediately preceding the termination. In addition, the SVP would receive the following:

•additional cash severance equal to (i) the sum of 12 times the monthly employer-paid portion of the medical and dental premiums in effect at termination, plus (ii) 40% of the sum in (i);
•payment of the bonus for the fiscal year in which the termination occurs, but only if such bonus is approved by the Board of Directors, pro-rated based on the termination date;
•payment of any bonus to which the SVP may be entitled for the fiscal year immediately preceding the termination date, if the termination occurs between the end of the fiscal year and the applicable bonus payout; and
•payment for 12 months of outplacement services.

Outstanding equity awards will be treated in accordance with the terms and provisions of the applicable plan and grant agreements.

The foregoing description of the Plan does not purport to be complete and is qualified in its entirety by reference to the complete text of the Plan, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
The exhibits to this Current Report are listed in the Exhibit Index set forth elsewhere herein.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Technical Institute, Inc.

December 12, 2014	By:	/s/ Chad A Freed

Name: Chad A Freed
Title: General Counsel, Senior Vice President of Business Development

Exhibit Index

Exhibit No.	Description

10.1	Universal Technical Institute, Inc. Severance Plan, as amended December 2014.